Exhibit 99.3

Summary of Press Release Disclosed Items

Net Income Impact ($MM)

	1Q04		1Q05
Global Consumer
Cards	$33	(1)	$(20)	(5)
Consumer Finance	20	(1)	(24)	(5)
Retail Banking	39	(1)	133	(5,6)
Other	(3)	(1)	(109)	(7)

Corporate & Investment Banking
Capital Markets and Banking	109	(1,2)	(132)	(8)
Transaction Services	28	(1,2)	(19)	(8)
Other	4	(1)	—

Global Wealth Management
Smith Barney	—		(17)	(9)
Private Bank	5	(1)	(5)	(9)

Asset Management	1	(1)	(4)	(10)

Alternative Investments	2	(1)	—

Corporate/Other	194	(1,3)	—

Discontinued Operations	24	(1,4)	—

(1)     Credit to tax provision as a result of the closing of certain audit cycles of $150 comprised of $33 in Cards, $20 in Consumer Finance, $39 in Retail Banking, $(3) in Global Consumer Other, $23 in CM&B, $12 in GTS, $4 in CIB Other, $5 in Private Bank, $1 in Asset Management, $2 in Proprietary Investment Activities/Alternative Investments, $14 in Corporate/Other and $1 in LI&A/Discontinued Operations

(2)     Release of corporate reserve for credit losses to reflect continued improvement in credit quality of $150 pre-tax ($102 after-tax comprised of $86 in CM&B and $16 in GTS)

(3)     Gain on sale of EFS of $298 pre-tax ($180 after-tax) in Corporate/Other

(4)     Tax benefit related to dividends received deduction of $23 in LI&A/Discontinued Operations

(5)     Global Consumer repositioning expenses of $(150) pre-tax ($(95) after-tax) comprised of $(32) pre-tax ($(20) after-tax) in Cards, $(38) pre-tax ($(24) after-tax) in Consumer Finance and $(80) pre-tax ($(50) after-tax) in Retail Banking

(6)     Gain on sale of CitiCapital Transportation Finance Business of $161 pre-tax ($111 after-tax) and gain relating to the resolution of previously disclosed litigation involving Golden State Bancorp of $114 pre-tax ($72 after-tax) in Retail Banking

(7)     Loss on sale of Manufacturing Housing loan portfolio of $(176) pre-tax ($(109) after-tax) in Global Consumer Other

(8)     CIB repositioning expenses of $(243) pre-tax ($(151) after-tax) comprised of $(212) pre-tax ($(132) after-tax) in CM&B and $(31) pre-tax ($(19) after-tax) in GTS

(9)     GWM repositioning expenses of $(35) pre-tax ($(22) after-tax) comprised of $(28) pre-tax ($(17) after-tax) in Smith Barney and $(7) pre-tax ($(5) after-tax) in Private Bank

(10)  Repositioning expense of $7 pre-tax ($4 after-tax) in Asset Management